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                     May 22, 2023

       Allen J. Mistysyn
       Chief Financial Officer
       The Sherwin-Williams Company
       101 West Prospect Avenue
       Cleveland, Ohio 44115-1075

                                                        Re: The
Sherwin-Williams Company
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-04851
                                                            Filed February 22,
2023

       Dear Allen J. Mistysyn:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services